EXHIBIT  99.1


                                         Contacts:         James Forte
                                                           KeatingPR
                                                           858.566.9307
                                                           james@keatingpr.com

                                                           Linda Jasper
                                                           KeatingPR
                                                           973.376.9300
                                                           linda@keatingpr.com



             SENTIGEN HOLDING CORP. ANNOUNCES FIRST QUARTER RESULTS

Phillipsburg, NJ, May 6, 2002: Sentigen Holding Corp. (NasdaqSC: SGHL), today reported results for the first quarter ended March 31, 2002.

Results of Operations

         Revenue for the quarter ended March 31, 2002 was $1,722,578, a 14% increase over the quarter ended March 31, 2001. The revenue growth was driven by sales of our cell-line based media products and mouse genetics services. SGHL's revenues are entirely attributable to the operations of its wholly-owned subsidiary, Cell and Molecular Technologies, Inc. ("CMT").

         SGHL's net loss for the quarter ended March 31, 2002 was $206,286. This compares to a net loss of $70,339 for the quarter ended March 31, 2001.

         The income from operations of CMT for the quarter ended March 31, 2002 was $448,547, a 3% decline when compared to the quarter ended March 31, 2001. The decline was due to increased depreciation and amortization charges in connection with increased capital expenditures for CMT's expansion in Philipsburg, NJ and North Wales, PA. The decline in income from operations was also due to increased personnel and infrastructure costs related to the new facilities.

         SGHL's other wholly-owned subsidiary, Sentigen Corp., is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior. The loss from operations of Sentigen Corp. for the quarter ended March 31, 2002 was $372,267. This compares to a loss from operations of $342,959 for the quarter ended March 31, 2001. Included in Sentigen Corp.'s loss from operations are non-cash charges for stock-based compensation of $105,561 and $148,700 for the quarters ended March 31, 2002 and 2001, respectively. The increase in Sentigen Corp's loss from operations is due to increased personnel and materials costs in the current year.

           The loss from corporate operations for the quarter ended March 31, 2002 was $314,619. This compares to a loss from corporate operations of $275,021 for the same period in 2001. The increase for the quarter ending March 31, 2002 can largely be attributed to higher personnel and travel costs.

Cash and Working Capital

         As of March 31, 2002, SGHL had cash and investment securities of $9,960,746 and working capital of $10,080,412.

First Quarter Highlights

         Sentigen Corp. announced that it has discovered an odorant receptor gene, called Or83b, which appears to be extremely similar in at least seven species of insects, including flies, mosquitoes, moths and locusts. Sentigen Corp. believes that Or83b plays an essential role in the sense of smell, or olfaction, in insects and that compounds that can block Or83b activity have the potential to yield powerful, broad-spectrum methods for the control of destructive pest insects affecting human health and agriculture. Sentigen Corp. scientists are currently developing cell-based assays of Or83b activity, with the aim of combining high-throughput screening (HTS) and combinatorial chemistry to discover these new compounds that could potentially block harmful insect behaviors in a wide variety of destructive insects, including the feeding and egg-laying behavior of agricultural pests, and the biting and reproductive behavior of mosquitoes and other disease-carrying pests. Sentigen Corp. has filed a patent application on Or83b and its uses for pest insect control.

         CMT announced the opening of a new facility in North Wales, PA, dedicated primarily to expanding research and development services focused on high-throughput screening (HTS) and structure-based drug screening. The building is approximately 5,000 square feet. Due to the increasing number of potential drug targets emerging from genomic efforts, a key bottleneck in drug discovery is the limited capacity to produce consistent high-quality cells and cell fractions for cell-based and non-cell-based HTS, and to express a diversity of targets from high-throughput and structure-based drug screening. By outsourcing cell productions for cell-based HTS to CMT, customer's personnel are able to focus their activities on other critical steps of the drug discovery process, such as assay development, managing robotic screen activities and data mining.

         CMT has two additional research facilities, both located in Phillipsburg, NJ at Sentigen's headquarters. The second facility in Phillipsburg is a new 10,000 square-foot research facility completed in the first quarter of 2002 to support the company's rapidly expanding molecular biology, gene expression, protein biochemistry, and molecular genetics service groups.



          Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the years ended December 31, 1999, 2000 and 2001.


About Sentigen Holding Corp:
Sentigen Holding Corp. (NasdaqSC: SGHL) is a company conducting business through two wholly-owned operating subsidiaries, Cell & Molecular Technologies, Inc.
(CMT) and Sentigen Corp. CMT is comprised of a contract research organization that provides contract research and development (R&D) services, and a research products organization that provides cell culture media and reagents as well as other research products to companies engaged in the drug discovery process. Sentigen Corp. is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior. For more information on each subsidiary, please visit the company Web sites at http://www.sentigencorp.com and http://www.cmt-inc.net.

      SENTIGEN HOLDING CORP. AND SUBSIDIARIES
               FINANCIAL HIGHLIGHTS


 Income Statement Highlights:

                                                         (Unaudited)
                                                 For the Three Months Ended
                                                 --------------------------
                                             March 31, 2002      March 31, 2001
                                             --------------      --------------
 Revenue
      Molecular cell science                 $    1,045,992      $    1,036,783
      Specialty media                               676,586             470,975
                                             --------------      --------------
                                                  1,722,578          1,507,758
                                             --------------      --------------

 Income After Direct Costs
      Molecular cell science                        696,842             615,760
      Specialty media                               418,513             277,941
                                             --------------      --------------
                                                  1,115,355             893,701
                                             --------------      --------------

 Income (Loss) From Operations
      Molecular Cell Science                        176,412             303,264
      Specialty Media                               272,135             157,488
      Sentigen Corp.                               (372,267)           (342,959)
      Corporate                                    (314,619)           (275,021)
                                             --------------      --------------

 Income (Loss) From Operations                     (238,339)           (157,228)
                                             --------------      --------------

 Net Loss                                    $     (206,286)     $      (70,339)
                                             ==============      ==============

 Net Loss per share
      Basic and diluted                      $        (0.03)     $        (0.01)
                                             ==============      ==============

 Weighted average shares outstanding
      Basic and diluted                           7,299,184           7,033,594
                                             ==============      ==============


      Balance Sheet Highlights:
                                                  March 31,     December 31,
                                                    2002            2001
                                                    ----            ----
      Cash and cash equivalents               $  5,060,330    $  4,889,272
      Total investment securities                4,900,416       4,898,490
      Total current assets                      11,243,760      10,928,447
      Total assets                              13,400,926      12,862,944

      Current maturities of long term debt    $    183,997    $    175,702
      Current liabilities                        1,163,348         998,452
      Long-term debt                             1,182,037         914,110
      Total liabilities                          2,345,385       1,912,562

      Stockholder's Equity                    $ 11,055,541    $ 10,950,382



                                       3